Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

•	Delivers Fourth Consecutive Quarter of Positive Comparable Sales Growth, with Positive 3 Percent.

•	Increases Reported EPS Guidance to a Range of $2.18 to $2.22 for Fiscal Year 2017.

•	Increases Adjusted EPS Guidance to a Range of $2.08 to $2.12, Compared to Previous Guidance of $2.02 to $2.10.

•	Distributed Approximately $572 Million to Shareholders Through Share Repurchases and Dividends Year-to-Date.

SAN FRANCISCO - November 16, 2017 - Gap Inc. (NYSE: GPS) today reported results for the third quarter of fiscal year 2017. Gap Inc.’s third quarter fiscal year 2017 diluted earnings per share were $0.58. Total company comparable sales for the third quarter of fiscal year 2017 were up 3 percent.

“Today, we are happy to report our fourth consecutive quarter of positive comps, reflecting the continued momentum in key parts of our business,” said Art Peck, president and chief executive officer, Gap Inc.

“We continue to make progress against the balanced growth strategy we outlined in September, driving efficiency at our more mature brands, while growing our footprint in the value and active space, and investing in our online and mobile experience.”

Third Quarter 2017 Comparable Sales Results
Gap Inc.’s comparable sales for the third quarter of fiscal year 2017 were up 3 percent versus a 1 percent decrease last year, which excluded an estimated negative impact from the Fishkill distribution center fire of approximately 2 percentage points. Comparable sales by global brand for the third quarter were as follows:

•	Old Navy Global: positive 4 percent versus positive 4 percent last year, excluding an estimated negative impact from the Fishkill distribution center fire of approximately 1 percentage point.

•	Gap Global: positive 1 percent versus negative 4 percent last year, excluding an estimated negative impact from the Fishkill distribution center fire of approximately 4 percentage points.

•	Banana Republic Global: negative 1 percent versus negative 6 percent last year, excluding an estimated negative impact from the Fishkill distribution center fire of approximately 2 percentage points.

Net Sales Results
Net sales for the third quarter of fiscal year 2017 were $3.84 billion compared with $3.80 billion for the third quarter of fiscal year 2016. Third quarter net sales details appear in the tables at the end of this press release.

Additional Third Quarter of Fiscal Year 2017 Results and 2017 Outlook

Earnings per Share
The company raised its reported diluted earnings per share guidance for fiscal year 2017 to be in the range of $2.18 to $2.22. Adjusted to exclude the second quarter benefit from insurance proceeds related to the Fishkill fire of about $0.10, the company now expects adjusted diluted earnings per share to be in the range of $2.08 to $2.12. Please see the reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, from the GAAP financial measure in the table at the end of this press release.

The company noted that foreign currency fluctuations negatively impacted earnings per share for the third quarter of fiscal year 2017 by an estimated $0.02, or about 3 percentage points of earnings per share growth compared with the adjusted earnings per share for the third quarter of fiscal year 2016.1

Comparable Sales
The company now expects comparable sales for fiscal year 2017 to be up low-single-digits.

Operating Expenses
Third quarter fiscal year 2017 operating expenses were $1.15 billion compared with $1.10 billion last year. Excluding restructuring costs of $36 million recorded in the third quarter of fiscal year 2016, third quarter fiscal year 2017 operating expenses were up about $80 million when compared with last year on an adjusted basis. The company noted the increase in adjusted operating expenses was primarily driven by an increase in marketing and payroll, largely due to bonus, as well as investments in digital and customer initiatives that support the company’s balanced growth strategy. Please see the reconciliation of adjusted operating expenses, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Operating Margin
The company’s operating margin for the third quarter of fiscal year 2017 was 9.8 percent compared with 10.2 percent last year or 11.0 percent last year on an adjusted basis. Please see the reconciliation of adjusted operating margin, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Effective Tax Rate
The effective tax rate was 37.1 percent for the third quarter of fiscal year 2017.

____________________________
1 In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges. This is done in order to enhance the visibility of business results excluding the direct impact of foreign currency exchange rate fluctuations.

The company now expects its fiscal year 2017 effective tax rate to be about 38 percent, primarily due to a more favorable tax impact of foreign operations compared with fiscal year 2016.

Inventory
At the end of the third quarter of fiscal year 2017, total inventory was up 3 percent year over year.

The company noted the increase is primarily due to the timing of in-transit inventory and the negative impact of foreign exchange.

Cash and Cash Equivalents
The company ended the third quarter of fiscal year 2017 with $1.35 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, net of insurance proceeds related to loss of property and equipment, was $197 million, reflecting the timing of lease payments and a larger increase in inventory from the beginning of the fiscal year to the end of the quarter when compared to the same period in fiscal year 2016. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Cash Distribution
During the quarter, Gap Inc. repurchased 3.8 million shares for about $100 million and ended the third quarter of fiscal year 2017 with 389 million shares outstanding.

The company expects to spend about $100 million on share repurchases in the fourth quarter of fiscal year 2017.

The company paid a dividend of $0.23 per share during the third quarter of fiscal year 2017. In addition, on November 9, 2017, the company announced that its board of directors authorized a fourth quarter dividend of $0.23 per share.

Capital Expenditures
Fiscal year-to-date 2017 capital expenditures were $463 million. The company continues to expect capital spending to be approximately $625 million for fiscal year 2017, excluding costs associated with the rebuilding of the company’s Fishkill, New York distribution center campus and related supply chain spend, which is now estimated to be about $175 million. The company noted the majority of these costs are expected to be covered by insurance proceeds. Please see the reconciliation of adjusted capital expenditures, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Real Estate
The company ended the third quarter of fiscal year 2017 with 3,639 store locations in 46 countries, of which 3,193 were company-operated.

The company now expects to close about 30 company-operated stores, net of openings and repositions.

Webcast and Conference Call Information
Jennifer Fall, senior vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2017 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. Fall will be joined by Art Peck, Gap Inc. president and chief executive officer, and Teri List-Stoll, Gap Inc. executive vice president and chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1998196). International callers may dial 1-323-794-2078. The webcast can be accessed at www.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: earnings per share, comparable sales for fiscal year 2017; foreign exchange impact in fiscal year 2017; effective tax rate for fiscal year 2017; share repurchases in the fourth quarter of fiscal year 2017; capital expenditures for fiscal year 2017; costs related to rebuilding the Fishkill distribution center; insurance recovery for costs related to the fire at our Fishkill distribution center; new stores, store closures and store count at the end of fiscal year 2017; store openings and closures by the end of 2018; SG&A for the fourth quarter of fiscal year 2017; and online growth in fiscal year 2017.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the Company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the unaudited financial information; the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of the company’s business in the United States and internationally; the risk of failure to maintain, enhance and protect the company’s brand image; the risk of failure to attract and retain key personnel, or effectively manage succession; the risk that trade matters could increase the cost or reduce the supply of apparel available to the company; the risk of changes in the regulatory or administrative landscape; the risk that the company’s investments in omni-channel shopping initiatives may not deliver the results the company anticipates; the risk if the company is unable to manage its inventory effectively; the risk that the company is subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in the company’s security measures; the risk of foreign currency exchange rate fluctuations; the risks to the company’s business, including its costs and supply chain, associated with global sourcing and manufacturing; the risk of changes in global economic conditions or consumer spending patterns; the risks to the company’s efforts to expand internationally, including its ability to operate under a global brand structure and operating in regions where it has less experience; the risks to the company’s reputation or operations associated with importing merchandise from foreign countries, including failure of the company’s vendors to adhere to its Code of Vendor Conduct; the risk that the company’s franchisees’ operation of franchise stores is not directly within the company’s control and could impair the value of its brands; the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that comparable sales and margins will experience fluctuations; the risk that changes in the company’s credit profile or deterioration in market conditions may limit the company’s access to the capital markets; the risk that updates or changes to the company’s information technology systems may disrupt its operations; the risk of natural disasters, public health crises, political crises, or other catastrophic events; the risk of reductions in income and cash flow from our marketing and servicing arrangement related to our private label and co-branded credit cards; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 16, 2017. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, Intermix, and Weddington Way brands. Fiscal year 2016 net sales were $15.5 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,353	$1,522
Merchandise inventory	2,476	2,398
Other current assets	654	751
Total current assets	4,483	4,671
Property and equipment, net	2,686	2,662
Other long-term assets	726	674
Total assets	$7,895	$8,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$424
Accounts payable	1,330	1,413
Accrued expenses and other current liabilities	1,132	1,059
Income taxes payable	134	19
Total current liabilities	2,596	2,915
Long-term liabilities:
Long-term debt	1,248	1,320
Lease incentives and other long-term liabilities	1,027	1,046
Total long-term liabilities	2,275	2,366
Total stockholders' equity	3,024	2,726
Total liabilities and stockholders' equity	$7,895	$8,007

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$3,838	$3,798	$11,077	$11,087
Cost of goods sold and occupancy expenses	2,313	2,305	6,770	6,948
Gross profit	1,525	1,493	4,307	4,139
Operating expenses	1,147	1,104	3,224	3,249
Operating income	378	389	1,083	890
Interest, net	14	17	42	51
Income before income taxes	364	372	1,041	839
Income taxes	135	168	398	383
Net income	$229	$204	$643	$456
Weighted-average number of shares - basic	391	399	395	398
Weighted-average number of shares - diluted	393	400	397	400
Earnings per share - basic	$0.59	$0.51	$1.63	$1.15
Earnings per share - diluted	$0.58	$0.51	$1.62	$1.14

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 28, 2017	October 29, 2016
Cash flows from operating activities:
Net income	$643	$456
Depreciation and amortization (a)	372	402
Change in merchandise inventory	(636)	(513)
Other, net	221	455
Net cash provided by operating activities	600	800
Cash flows from investing activities:
Purchases of property and equipment	(463)	(383)
Insurance proceeds related to loss on property and equipment	60	—
Other	(3)	(1)
Net cash used for investing activities	(406)	(384)
Cash flows from financing activities:
Payments of current maturities of debt	(67)	—
Proceeds from issuances under share-based compensation plans	23	25
Withholding tax payments related to vesting of stock units	(15)	(18)
Repurchases of common stock	(300)	—
Excess tax benefit from exercise of stock options and vesting of stock units	—	1
Cash dividends paid	(272)	(275)
Net cash used for financing activities	(631)	(267)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	7	3
Net increase (decrease) in cash and cash equivalents	(430)	152
Cash and cash equivalents at beginning of period	1,783	1,370
Cash and cash equivalents at end of period	$1,353	$1,522
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, net of insurance proceeds related to loss on property and equipment, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 28, 2017	October 29, 2016
Net cash provided by operating activities	$600	$800
Less: Purchases of property and equipment	(463)	(383)
Add: Insurance proceeds related to loss on property and equipment (a)	60	—
Free cash flow	$197	$417
__________
(a) Represents insurance proceeds related to loss on property and equipment from the fire that occurred on the company-owned distribution center campus in Fishkill, New York on August 29, 2016.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED INCOME STATEMENT METRICS FOR THE THIRD QUARTER OF FISCAL YEAR 2016

The following adjusted income statement metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the company's underlying results for the period excluding the impact of restructuring activities in the third quarter of fiscal year 2016. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

($ in millions)	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales
13 Weeks Ended October 29, 2016
GAAP metrics, as reported	$1,493	39.3%	$1,104	29.1%	$389	10.2%
Adjustments for impact of fiscal year 2016 restructuring costs (a)	(7)	(0.2)%	(36)	(1.0)%	29	0.8%
Non-GAAP metrics	$1,486	39.1%	$1,068	28.1%	$418	11.0%
__________
(a) Represents the restructuring costs incurred related to fiscal year 2016 store closures and streamlining the company's operations incurred in the third quarter of fiscal year 2016 and impact on percentage of net sales. The costs primarily include lease termination fees, store asset impairments, and employee related costs.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED NET INCOME FOR THE THIRD QUARTER OF FISCAL YEAR 2016

Adjusted net income is a non-GAAP financial measure. Adjusted net income is provided to enhance visibility into the company's underlying results for the periods excluding the impact of restructuring activities in the third quarter of fiscal year 2016. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. Additionally, management uses adjusted net income as a key performance measure for the purposes of evaluating performance internally. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

13 Weeks Ended
($ in millions)	October 29, 2016
Net income, as reported	$204
Add: Fiscal year 2016 restructuring costs (a)	29
Less: Tax benefit related to fiscal year 2016 restructuring costs (b)	(12)
Add: Incremental tax expense related to fiscal year 2016 restructuring costs (c)	17
Adjusted net income	$238
__________
(a) Represents the restructuring costs incurred related to fiscal year 2016 store closures and streamlining the company's operations, and primarily include lease termination fees, store asset impairments, and employee-related costs. $36 million was recorded in operating expenses and $7 million of credit, net, was recorded in cost of goods sold and occupancy expenses during the third quarter of fiscal year 2016.

(b) The amount of tax benefit associated with the fiscal year 2016 restructuring costs is calculated using the adjusted effective tax rate.

(c) Represents the incremental tax expense related to fiscal year 2016 restructuring costs.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED EARNINGS PER SHARE FOR THE THIRD QUARTER OF FISCAL YEARS 2017 AND 2016

Adjusted diluted earnings per share is a non-GAAP financial measure. Adjusted diluted earnings per share is provided to enhance visibility into the company's expected underlying results for the period excluding the impact of restructuring activities in the third quarter of fiscal year 2016. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations due to the nature of the adjustments, and management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of results against prior years. Additionally, management uses adjusted earnings per share as a key performance measure for the purposes of evaluating performance internally. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	13 Weeks Ended
	October 28, 2017	October 29, 2016
Earnings per share - diluted, as reported	$0.58	$0.51
Add: Impact of fiscal year 2016 restructuring costs (a)	—	0.04
Add: Impact of incremental tax expenses related to fiscal year 2016 restructuring costs (b)	—	0.05
Diluted earnings per share adjusted for certain items	$0.58	$0.60
Add: Estimated impact from foreign exchange (c)	0.02
Diluted earnings per share adjusted for foreign exchange	$0.60

Earnings per share decline adjusted for certain items	(3)%
Foreign exchange impact on adjusted earnings per share growth	3%
Earnings per share growth adjusted for certain items and foreign exchange	—%
__________
(a) Represents the earnings per share impact of restructuring costs incurred related to fiscal year 2016 store closures and streamlining the company's operations, calculated net of tax at the adjusted effective tax rate. The costs primarily include lease termination fees, store asset impairments, and employee-related costs.

(b) Represents the earnings per share impact of incremental tax expenses related to fiscal year 2016 restructuring costs.

(c) In estimating the earnings per share impact from foreign currency exchange rate fluctuations, the company estimates current gross margins using the appropriate prior year rates (including the impact of merchandise-related hedges), translates current period foreign earnings at prior year rates, and excludes the year-over-year earnings impact of balance sheet remeasurement and gains or losses from non-merchandise-related foreign currency hedges.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2017

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2017 is provided to enhance visibility into the company's expected underlying results for the period excluding the impact of the gain from insurance proceeds. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	53 Weeks Ending February 3, 2018
	Low End	High End
Expected earnings per share - diluted	$2.18	$2.22
Less: Estimated impact of gain from insurance proceeds (a)	(0.10)	(0.10)
Expected adjusted earnings per share - diluted	$2.08	$2.12
__________
(a) Represents the estimated gain from insurance proceeds, calculated net of tax at the effective tax rate, related to the fire that occurred in one of the buildings at a company-owned distribution center campus in Fishkill, New York.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED CAPITAL EXPENDITURES

Expected adjusted capital expenditures is a non-GAAP financial measure. Expected adjusted capital expenditures for fiscal year 2017 excludes estimated costs associated with rebuilding our Fishkill distribution center and related supply chain spend, the majority of which is expected to be covered by insurance proceeds. However, this non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

($ in millions)	53 Weeks Ending February 3, 2018
Expected capital expenditures	$800
Less: Estimated costs associated with rebuilding our Fishkill distribution center	(175)
Expected adjusted capital expenditures	$625

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the company’s third quarter fiscal year 2017 net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended October 28, 2017
U.S. (1)	$750	$1,587	$467	$200	$3,004	79%
Canada	109	143	57	1	310	8%
Europe	154	—	4	—	158	4%
Asia	278	13	21	—	312	8%
Other regions	31	15	8	—	54	1%
Total	$1,322	$1,758	$557	$201	$3,838	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (3)	Total	Percentage of Net Sales
13 Weeks Ended October 29, 2016
U.S. (1)	$756	$1,507	$479	$172	$2,914	77%
Canada	102	131	55	1	289	8%
Europe	150	—	14	—	164	4%
Asia	296	55	25	—	376	10%
Other regions	36	12	7	—	55	1%
Total	$1,340	$1,705	$580	$173	$3,798	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Athleta, Intermix, and Weddington Way.
(3) Includes Athleta and Intermix.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended October 28, 2017
	Store Locations Beginning of Q3	Store Locations Opened	Store Locations Closed	Store Locations End of Q3	Square Feet (millions)

Gap North America	834	3	2	835	8.6
Gap Asia	305	21	17	309	3.0
Gap Europe	159	2	4	157	1.3
Old Navy North America	1,051	7	1	1,057	17.6
Old Navy Asia	13	—	—	13	0.2
Banana Republic North America	596	1	1	596	5.0
Banana Republic Asia	48	—	—	48	0.2
Athleta North America	133	7	—	140	0.6
Intermix North America	40	—	2	38	0.1
Company-operated stores total	3,179	41	27	3,193	36.6
Franchise	463	9	26	446	N/A
Total	3,642	50	53	3,639	36.6